Zones Adjourns Special Shareholders Meeting to December 19, 2008

AUBURN, WA -- 11/20/2008 -- Zones, Inc. (NASDAQ: ZONS) announced today that the special meeting of its shareholders held on November 19, 2008 at 10:00 a.m. Pacific Time was adjourned until December 19, 2008 at 10:00 a.m. Pacific Time. The record date for the adjourned special shareholders meeting remains October 6, 2008. As previously announced, Zones will send supplemental proxy materials to shareholders regarding its amended merger agreement with Zones Acquisition Corp., which is owned by Firoz H. Lalji, Zones' Chairman of the Board, Chief Executive Officer and majority shareholder, in advance of the adjourned special shareholders meeting.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

Information about the Previously Announced Merger and Where to Find It

In connection with the proposed merger, Zones has filed, or will file, a definitive proxy statement, a proxy statement supplement and related materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, WHEN AVAILABLE, THE PROXY STATEMENT SUPPLEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the definitive proxy statement, proxy statement supplement (after it is filed) and other documents filed by Zones at the Securities and Exchange Commission's website at http://www.sec.gov. The definitive proxy statement, proxy statement supplement (after it is filed) and such other documents may also be obtained for free from Zones by directing such request to Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, Washington 98001, Attention: Investor Relations; Telephone (253) 205-3000.

Zones and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of Zones' participants in the solicitation is included in the definitive proxy statement and proxy statement supplement.

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000